Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192475

PROSPECTUS SUPPLEMENT NO. 3

SCHOOL SPECIALTY, INC.

402,296 shares of Common Stock

This prospectus supplement relates to the prospectus dated August 25, 2014, which covers the sale of an aggregate of up to 402,296 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling stockholders identified in the prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Shareholders”).  The shares of common stock covered by the prospectus were issued in connection with the voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) filed by us and certain of our subsidiaries (collectively, the “Debtors”) on January 28, 2013, pursuant to the May 23, 2013 Bankruptcy Court order confirming the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as corrected by the Bankruptcy Court on June 3, 2013.

We will not receive any proceeds from the sale by the Selling Shareholders of the shares covered by the prospectus.

This prospectus supplement is being filed to include the information set forth in our report on Form 8-K filed on October 31, 2014, which is set forth below.  This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

The last reported price of our common stock on the OTCQB marketplace on November 4, 2014 was $120.00 per share.  Although our stock is quoted in the OTCQB, it is thinly traded, and as a result our investors do not have a meaningful degree of liquidity. Our executive offices are located at W6316 Design Drive, Greenville, Wisconsin 54942, and our telephone number is (920) 734-5712.

Investing in our securities involves risks.  You should carefully consider the Risk Factors beginning on page 1 of the prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 4, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 27, 2014

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain
Officers.

Appointment of Chief Financial Officer

On October 27, 2014, the board of directors of School Specialty, Inc. (the “Company”) appointed Ryan Bohr as the Company’s Executive Vice President and Chief Financial Officer effective immediately.

Prior to joining the Company, Mr. Bohr, 40, served as Chief Executive Officer of Fresh Matters LLC, an early stage specialty beverage company, from January 2014 to October 2014 after serving as operations advisor to the Company during 2013.   Prior to that, Mr. Bohr was a Partner at Hilco Equity Partners, a private equity firm focused on special situations, where he worked from March 2003 to December 2012.  While with Hilco Equity, Mr. Bohr played a key role in all aspects of the Fund’s activities, including fundraising, day-to-day operations for certain portfolio companies and execution of the firm’s investment strategy across the consumer and industrial industries.  In addition, Mr. Bohr has previously held other senior operating and financial positions and worked in private equity, investment banking and public accounting for several years.  Mr. Bohr holds a BBA degree in accounting from the University of Notre Dame and earned the CPA designation in 1996.

There are no family relationships between Mr. Bohr and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the foregoing, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Bohr on October 27, 2014, which provides that Mr. Bohr will serve as Executive Vice President and Chief Financial Officer of the Company.  The terms of Mr. Bohr’s employment under the Employment Agreement include:

●

An annual base salary of $330,000;

●

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time.  Mr. Bohr will commence participation in the bonus plan for fiscal year 2015, and his annual target cash bonus opportunity shall be equal to 60% of his base salary, subject to annual review by the Board or compensation committee;

●

Rights and obligations of the Company and Mr. Bohr upon a voluntary or involuntary termination of Mr. Bohr’s employment, as specified in the Employment Agreement; and

●

Obligations of Mr. Bohr to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

The Employment Agreement provides for the grant of an option (the “Option”) under the 2014 Incentive Plan of the Company (the “Plan”) to purchase 11,500 shares of the Company’s common stock at an exercise price equal to $130 per share.  The Option will vest as to one-half of the Option shares on the second anniversary of the date of grant, and as to one-fourth on each of the third and fourth anniversaries of the date of grant.

The foregoing descriptions of the Employment Agreement and the Option do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and the Option, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Appointment of Chief Accounting Officer

On October 27, 2014, the board of directors of the Company appointed Kevin Baehler, the Company’s Senior Vice President, Corporate Controller, to serve as Chief Accounting Officer of the Company.  In connection with Mr. Bohr’s appointment as the Company’s Chief Financial Officer, Mr. Baehler will be stepping down as the Company’s Interim Chief Financial Officer.

Mr. Baehler, age 50, joined the Company in 2004 as Corporate Controller, and was promoted to Vice President, Corporate Controller in 2007. From June 2007 to April 2008, he served as interim Chief Financial Officer.  In April 2008, after stepping down as interim CFO, he was appointed to the position of Senior Vice President, Corporate Controller.  From January 1, 2014 to October 27, 2014, he served as interim Chief Financial Officer.  Since joining the Company, he has been responsible for all aspects of the Company’s financial reporting process. Prior to joining the Company, Mr. Baehler spent six years with GE Healthcare, a division of General Electric Company in various financial positions, most recently as Assistant Global Controller. Mr. Baehler obtained his undergraduate degree in accounting from the University of Wisconsin – Whitewater and he is a Certified Public Accountant.

In connection with his service as interim Chief Financial Officer, Mr. Baehler’s annual base salary will be changed to $250,000.  The amount of Mr. Baehler’s potential payout under the Management Incentive Plan for fiscal 2015 will be calculated on a pro rata basis based on the change in his base salary and the change in his annual target cash bonus opportunity under the Management Incentive Plan to 50% from 60% of his base salary.

There are no family relationships between Mr. Baehler and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Management Incentive Plan

The board of directors has approved a Management Incentive Plan for fiscal 2015 (the “Plan”), which provides an annual cash incentive to participants based on operating EBITDA for fiscal 2015.  Each of the company’s executive officers is a participant in the Plan.  Potential payouts under the Plan are equal to a percentage of each participant’s base salary based on achievement of threshold, target and maximum operating EBITDA goals established by the board of directors.

Payouts under the Plan will be approved by the board of directors and made within 90 days following the conclusion of fiscal 2015, if the board of directors determines that operating EBITDA for fiscal 2015 was at or above the threshold operating EBITDA goal.  No payouts will be made under the Plan for performance below the threshold operating EBITDA goal and no incremental payouts will be made under the Plan for performance exceeding the maximum operating EBITDA goal.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit 10.3 and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between School Specialty, Inc. and Ryan Bohr, dated as of October 27, 2014.

10.2	Stock Option Agreement by and between School Specialty, Inc. and Ryan Bohr, dated as of October 27, 2014.

10.3	Management Incentive Plan for Fiscal 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: October 31, 2014	By: /s/ Kevin Baehler
Kevin Baehler, Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between School Specialty, Inc. and Ryan Bohr, dated as of October 27, 2014.

10.2	Stock Option Agreement by and between School Specialty, Inc. and Ryan Bohr, dated as of October 27, 2014.

10.3	Management Incentive Plan for Fiscal 2015

Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of this 27th day of October, 2014 (“the Effective Date”), by and between Ryan Bohr (“Executive”) and School Specialty, Inc. (the “Company”).

RECITALS

WHEREAS, the Company desires to employ Executive as its Executive Vice President and Chief Financial Officer, and Executive desires to be employed by the Company in such capacity, on the terms and conditions set forth herein;

WHEREAS, as a result of Executive’s employment with the Company, Executive will have access to and be entrusted with valuable information about the Company’s business and customers, including trade secrets and confidential information; and

WHEREAS, the parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (jointly, the “Parties”), the Parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1

Position and Duties. Executive shall be employed in the position of Executive Vice President and Chief Financial Officer of the Company and shall be subject to the authority of, and shall report to, the Company’s Chief Executive Officer.  Executive’s duties and responsibilities shall include all those customarily attendant to the position of Executive Vice President and Chief Financial Officer, and such other duties and responsibilities as may be assigned from time to time by Chief Executive Officer.  Executive shall devote Executive’s entire business time, attention, energies, and best efforts exclusively to the business interests of the Company and those entities which, directly or indirectly, control, are controlled by, or are under common control with, the Company, with control measured by the ability to vote a majority of the stock or other ownership interests in such entities (each, a “Related Company” and jointly, the “Related Companies”); provided, however, that to the extent that the following does not impair Executive’s ability to perform Executive’s duties pursuant to this Agreement, Executive, with written approval of the Company’s Board of Directors (the “Board”) (which approval shall not be unreasonably withheld), may serve on the board, advisory board or committee of (i) one for-profit organization and (ii) any non-profit, charitable or similar organization, in addition to all boards, advisory boards and committees that Executive serves on as of the first day of Executive’s employment with the Company and that have been previously disclosed to the Board.

1.2

Term of Employment.  The Company employs Executive, and Executive accepts employment by the Company, for the period commencing on the Effective Date. Executive’s employment shall continue until terminated by Company or Executive, in accordance with and subject to the termination provisions set forth in Article III, below (the “Employment Term”).  Upon the termination of Executive’s employment for any reason, he will be deemed to have resigned all of his positions with the Company and any Related Company.  Although the foregoing resignations are effective without any further action by Executive, Executive agrees to execute any documents reasonably requested by the Company to document such actions.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1

Base Salary.  During the Employment Term, the Company shall pay Executive in substantially equal monthly or more frequent installments, an annual salary of Three Hundred Thirty Thousand Dollars ($330,000) (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company.  Executive’s Base Salary shall be reviewed annually and may be increased at any time and from time to time as the Board and/or Compensation Committee of the Board (the “Compensation Committee”), as applicable, shall deem appropriate in its sole discretion. The term “Base Salary,” as utilized in this Agreement, shall refer to Base Salary as may be increased.  Base Salary shall not be reduced at any time during the Employment Term, except with the consent of Executive.  All amounts in this Agreement are stated prior to deductions for federal and state income and employment tax withholding.

2.2

Incentive Compensation.

(a)

In General.  During the Employment Term, Executive shall participate in annual incentive bonus plans (the “Bonus Plan”) offered by the Company to its senior executives from time to time.  Executive will commence participation in the Bonus Plan for fiscal year 2015, and Executive’s annual target cash bonus opportunity shall be equal to 60% of his Base Salary, prorated for partial years of service (based on the number of days employed in the fiscal year) (the “Target Opportunity”).  Executive’s Target Opportunity shall be reviewed annually and may be increased as the Board and/or Compensation Committee, as applicable, shall deem appropriate in its sole discretion.  The performance metrics for the Bonus Plan and the extent to which such metrics are met, as well as any other material terms, including threshold and maximum levels for annual cash incentive bonuses, shall be determined in the sole discretion of the Board and/or Compensation Committee, as applicable.  During the Employment Term, Executive will be eligible for grants of equity compensation awards offered to the Company’s management employees, in the sole discretion of the Board and/or Compensation Committee, as applicable.

(b)

Initial Award.  Subject to Board approval, Executive shall receive the long-term incentive award set out in Exhibit A hereto.

2.3

Other Benefits.

(a)

In General.  During the Employment Term and subject to any limitation on participation provided by applicable law: (i) Executive shall be entitled to participate in all applicable qualified and nonqualified retirement plans, practices, policies and programs of the Company to the same extent as other senior executives of the Company, and (ii) Executive and/or Executive’s family, as the case may be, shall be eligible for all applicable welfare benefit plans, practices, policies and programs provided by the Company and its Related Companies, other than severance plans, practices, policies and programs, to the same extent as other senior executives of the Company.  Nothing herein shall be deemed to limit the Company’s ability to amend, terminate or otherwise change any of the referenced plans, practices, policies and programs at any time, and from time to time.

(b)

Paid Time Off.  During the Employment Term, Executive shall be entitled to 20 days of Paid Time Off per calendar year (pro-rated for partial years), which shall accrue in accordance with, and be otherwise subject to the provisions of the Company’s policy, as in effect from time to time. As used herein, “Paid Time Off” means sick days, personal days and vacation days.

(c)

Transportation/Lodging.  During the Employment Term, in addition to the Base Salary and any other benefits described within this Agreement, the Company shall provide Executive with a fixed allowance for (i) transportation expenses associated with Executive’s travel to and from the Company’s corporate headquarters from Executive’s home in Illinois and (ii) Executive’s lodging and living expenses in Greenville, Wisconsin, in the total amount of Twenty-Two Thousand Dollars ($22,000) per year (the “Commuting Expenses Allowance”), payable in equal bi-weekly increments in accordance with the Company’s normal payroll practices and schedule.  The Company reserves the right, in its sole discretion, to adjust the amount and/or terms of this allowance at any time during Executive’s employment, provided that any such adjustment shall be made solely to reflect a material change in actual expenses incurred by Executive.  In addition, the Company shall pay to Executive (or the relevant taxing authorities by means of tax withholding), a gross up payment (the “Gross Up Payment”), such that, after payment of all applicable federal and state income and employment taxes owed by Executive on the Commuting Expenses Allowance, Executive shall retain, on an after-tax basis, an amount equal to the Commuting Expenses Allowance.

(d)

Legal Fees.  Executive shall be entitled to reimbursement of all reasonable legal fees associated with the negotiation and drafting of this Agreement, provided that reimbursement of amounts under this Section 2.3(d) shall not exceed Five Thousand Dollars ($5,000.00) in the aggregate.  Any reimbursement of such legal fees shall be paid within sixty (60) days after Executive submits invoices therefor to the Company which comply with the Company’s reimbursement policy.

2.4

Expense Reimbursement.  The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the course of performing Executive’s duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time to time; provided, however, Executive shall be ineligible for reimbursement of expenses associated with his transportation and lodging as described in Section 2.3(c), above. Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Company may establish for its senior executives generally.  The Company’s obligation to pay or reimburse Executive for certain expenses will comply with the requirements set forth in Section 1.409A-3(i)(1)(iv) of the regulations (the “409A Regulations”), promulgated under Section 409A of the Code, including the requirement that the amount of expenses eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other taxable year.  Further, reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, as required by Section 1.409A-3(i)(1)(iv) of the 409A Regulations.

ARTICLE III

TERMINATION

3.1

Right to Terminate; Automatic Termination.  During the Employment Term, Executive’s employment may terminate for any of the reasons set out in paragraphs (a) through (d) hereof.

(a)

Termination by Death or Disability.  Executive’s employment and the Company’s obligations under this Agreement (except as provided in Section 3.2(a), below), shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability of Executive.  For purposes of this Agreement, “Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Company and Executive.  If the Company and Executive cannot agree on a physician, each party shall select a physician and the two physicians shall select a third who shall make the determination as to whether Executive has a condition that meets the definition of Disability. Executive shall cooperate with any reasonable efforts to make such determination.  In the event Executive is unable to select a physician, such selection shall be made by his spouse, and if she is unable to select a physician, such selection shall be made by Executive’s legal representative.  Any such determination shall be conclusive and binding on the Parties.  Any determination of Disability under this Section 3.1(a) is not intended to alter any benefits any person and/or beneficiary may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(b)

Termination For Cause.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement (except as provided in Section 3.2(b), below), at any time for Cause (as defined below) by giving written notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “Cause” shall mean any of the following: (1) Executive has materially breached this Agreement, any other agreement to which Executive and the Company are parties, or any

Company policy (including the Company’s policy against unlawful harassment), or has materially breached any other obligation or duty owed to the Company pursuant to law or the Company’s policies and procedures manual, including, but not limited to, Executive’s substantial failure or willful refusal to perform his duties and responsibilities to the Company (other than as a result of his death or Disability); (2) Executive has committed an act of gross negligence, willful misconduct or any violation of law in the performance of Executive’s duties for the Company; (3) Executive has taken any action substantially likely to result in material discredit to or material loss of business, reputation or goodwill of the Company; (4) Executive has failed to follow resolutions that have been approved by a majority of the Board concerning the operations or business of the Company; (5) Executive has been convicted of or plead nolo contendere to a felony or other crime, the circumstances of which substantially relate to Executive’s employment duties with the Company; provided however, that upon indictment in any such case, the Executive may at the Company’s sole discretion, be suspended without pay pending final resolution of the matter; (6) Executive has misappropriated funds or property of the Company or engaged in any material act of dishonesty; or (7) Executive has attempted to obtain a personal profit from any transaction in which the Company has an interest, and which constitutes a corporate opportunity of the Company, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the Board after full disclosure of all details relating to such transaction.  For purposes of this Section 3.1(b), no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive in bad faith.

(c)

Termination by Resignation.  Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically (except as provided in Section 3.2(b), below), when Executive voluntarily terminates his employment with the Company, with ninety (90) days’ prior notice, or at such other earlier time as may be mutually agreed between the Parties following the provision of such notice.

(d)

Termination Without Cause.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement (except as provided in Section 3.2(c), below), at any time and for any reason.  Such termination shall be effective immediately upon the Company providing notice to Executive that he is terminated without Cause, or such other time thereafter as the Company shall designate.

3.2

Obligations Upon Termination.

(a)

Termination by Death or Disability.  If Executive’s employment is terminated pursuant to Section 3.1(a), above, Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination of employment, (ii) payment of the transportation/lodging allowance as set forth in Section 2.3(c)  through the effective date of termination of employment, (iii) payment of any accrued but unused Paid Time Off, consistent with the Company’s policy related to carryovers of unused time and applicable law, (iv) all vested benefits to which Executive is entitled under any benefit plans set forth in Section 2.3(a) hereof in accordance with the terms of such plans through the date employment terminates, (v) reimbursement of expenses to which Executive may be entitled under Section 2.4 hereof (clauses (i) through (v) collectively, the “Accrued Obligations”), and (vi) provided that Executive, or a representative of his estate, as the case may be, executes and delivers to the Company an irrevocable release of all employment-related claims against the Company as further described in Section 3.2(c)(ii), a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum.  Any pro-rated annual incentive bonus to which Executive is entitled shall be made in accordance with Section 3.2(c)(iii).  The treatment of Executive’s incentive compensation provided under Section 2.2 hereof shall be governed by the terms of the applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(b)

Section 3.1(b)-(c) Terminations.  If Executive’s employment is terminated pursuant to Section 3.1(b) or (c), above, Executive shall have no further rights against the Company hereunder, except for the right to receive the Accrued Obligations.  The treatment of Executive’s incentive compensation provided under Section 2.2 hereof shall be governed by the terms of the applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(c)

Termination Without Cause.

(i)

Company Obligations.  If Executive’s employment is terminated pursuant to Section 3.1(d), above, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) the Accrued Obligations and (ii) Severance Payments, as defined below, but only for so long as Executive complies with the requirements of Articles IV, V, VI, VII, VIII, IX and X, below.  For purposes of this Agreement, “Severance Payments” means (A) twelve (12) months of Base Salary continuation, (B) a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination of employment occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum, and (C) to the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by Executive to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (if applicable) (“COBRA Continuation Payments”) for twelve (12) months following the date employment terminates (provided that Executive has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event Executive shall no longer be entitled to reimbursement), at the times provided in subsection (iii), below.  The treatment of Executive’s equity awards, whether granted under Section 2.2(b) hereof or otherwise shall be governed by the terms of the Company’s applicable plans or grant agreements, except as explicitly provided to the contrary pursuant to this Agreement.

(ii)

Release Requirement.  Notwithstanding the foregoing, the Company shall not pay to Executive, and Executive shall not have any right to receive, the Severance Payments unless, on or before the sixtieth (60th) day following the date of termination of employment, (1) Executive has executed and delivered to the Company a release of all employment-related claims against the Company, its Affiliates, successor companies, and their past and current directors, officers, employees and agents, in a form provided to Executive by the Company, and (2) the statutory revocation period for such release has expired.  For purposes of this Agreement, “Affiliate” means an entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company, with control measured by the ability to vote a majority of the stock or other ownership interests in such entity.

(iii)

Timing of Payment of Severance Payments.  Base Salary continuation shall commence on the first payroll date after the sixtieth (60th) day following the date of Executive’s termination of employment, provided that (1) and (2) of Section 3.2(c)(ii) have been satisfied by such date, and shall be paid over a twelve (12) month period in accordance with the normal payroll practices and schedule of the Company.  The pro-rated annual incentive bonus payment shall be made at such time as other participants in the plan receive their payment, or, if later, on the sixtieth (60th) day following the date of Executive’s termination of employment, provided that (1) and (2) of Section 3.2(c)(ii) have been satisfied by such date.  COBRA Continuation Payments shall be paid on a monthly basis after Executive has paid the applicable COBRA premium payment, provided that (1) and (2) of Section 3.2(c)(ii) have been satisfied by such date, over the lesser of a 12-month period or the period in which Executive is entitled to COBRA continuation coverage.  Notwithstanding anything to the contrary contained in this Agreement, if (1) Employee is a “specified employee” within the meaning of Section 1.409A-1(i) of the 409A Regulations, and (2) the Severance Payments do not qualify for exemption from Section 409A under the short-term deferral exception to deferred compensation of Section 1.409A-1(b)(4) of the 409A Regulations, the separation pay plan exception to deferred compensation of  Section 1.409A-1(b)(9) of the 409A Regulations, or any other exception under the 409A Regulations, that portion of the Severance Payments not exempt from Section 409A of the Code shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (a) the day after the six-month anniversary of Employee’s termination of employment, or (b) Employee’s death.  Any payments delayed pursuant to the prior sentence shall be made in a lump sum, on the first business day after the six-month anniversary of Employee’s termination of employment along with interest thereon payable at the short-term applicable federal rate for monthly payments, as determined under Section 1274(d) of the Code, for the month in which Employee’s employment terminated.

(iv)

Treatment of Severance Payments for Tax and Benefit Purposes.  The Severance Payments shall be treated as ordinary income and shall be reduced by any applicable income or employment taxes which are required to be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, the Severance Payments shall not be included as compensation for purposes of any qualified or nonqualified retirement or welfare benefit plan, program or policy of the Company.

(d)

Parachute Payments.  Notwithstanding anything contained in this Agreement to the contrary, the Company, based on the advice of its legal or tax counsel, shall compute whether there would be any “excess parachute payments” payable to Executive, within the meaning of Section 280G of the Code, taking into account the total ‘‘parachute payments,” within the meaning of Section 280G of the Code, payable to Executive by the Company under this Agreement and any other plan, agreement or otherwise.  If there would be any excess parachute payments, the Company, based on the advice of its legal or tax counsel, shall compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the full amount of such parachute payments were not reduced.  If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to Executive, such reduced amount shall be paid to Executive and the remainder shall be forfeited.  If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to Executive, then such parachute payments shall not be reduced.  If such parachute payments are reduced pursuant to the foregoing, they will be reduced in the following order:  first, by reducing any cash severance payments, then by reducing any fringe or other severance benefits, and finally by reducing any payments or benefits otherwise payable with respect to, or measured by, the Company’s common stock (including without limitation by eliminating accelerated vesting, in each case starting with the installment or tranche last eligible to become vested absent the occurrence of the Change in Control (as defined in the Company’s 2014 Incentive Plan)).  Notwithstanding the foregoing, to the extent the parties agree that any of the foregoing amounts are not parachute payments, such amounts shall not be reduced.  To the extent the parties cannot agree as to whether any of the payments are in fact parachute payments, the parties will designate, by mutual agreement, an unrelated third-party with tax expertise to make the determination.  Notwithstanding any provision of this Section 3.2(d) to the contrary, no amount shall be subject to reduction pursuant to this Section 3.2(d) to the extent the reduction would result in a violation of any applicable law.

ARTICLE IV
CONFIDENTIALITY

4.1

Confidentiality Obligations.

(a)

During Employment.  Executive will not, during Executive’s employment with the Company, directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Company.

(b)

Trade Secrets Post-Employment.  After the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secrets.

(c)

Confidential Information Post-Employment.  For a period of twenty-four (24) months following the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information.

(d)

Third Party Information.  Executive further agrees not to use or disclose at any time information received by the Company from others except in accordance with the Company’s contractual or other legal obligations; the Company’s Customers are third party beneficiaries of this obligation.

4.2

Definitions.

(a)

Trade Secret.  The term “Trade Secret” has that meaning set forth under the Uniform Trade Secrets Act or, if the definition in Wisconsin law varies from that in the Uniform Trade Secrets Act at the time of such determination, Wisconsin law.  The term includes, but is not limited to, all computer source code and/or related data created by or for the Company or a Related Company.

(b)

Confidential Information.  The term “Confidential Information” means all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company’s competitors, generally. Confidential Information includes, but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, operational methods, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information (except for Executive’s own personal information) and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c)

Exclusions.  Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; or (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis outside the scope of Executive’s employment without violating any obligation of confidentiality or secrecy relating to the information disclosed.

(d)

Company.  For all purposes of this Article IV, references to the Company also refer to all Related Companies.

ARTICLE V

NON-COMPETITION

5.1

Restrictions on Competition During Employment.  During the term of Executive’s employment with the Company, Executive shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert any Customer’s business from the Company anywhere the Company does or is taking steps to do business.

5.2

Post-Employment Non-Solicitation of Restricted Customers.  For twelve (12) months following termination of Executive’s employment with the Company for any reason, Executive agrees not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer in any manner which competes with the services or products offered by the Company in the twelve (12) months preceding termination of Executive’s employment with the Company, or to directly or indirectly divert or attempt to divert any Restricted Customer’s business from the Company.

5.3

Post-Employment Restricted Services Obligation.  For twelve (12) months following termination of Executive’s employment with the Company, for any reason, Executive agrees not to provide Restricted Services to any Competitor in any geographic area in which the Company sold pre-kindergarten through 12th grade educational products and services during the twelve (12) month period preceding termination of Executive’s employment. During such twelve (12) month period, Executive also will not provide any Competitor with any advice or counsel concerning the provision of Restricted Services anywhere in such geographic area.

5.4

Definitions.

(a)

Customer.  The term “Customer” means any individual or entity for whom/which the Company has provided services or products or made a proposal to perform services or provide products.

(b)

Restricted Customer.  The term “Restricted Customer” means any individual or entity (i) for whom/which the Company provided services or products and (ii) with whom/which Executive had direct contact on behalf of the Company or about whom/which Executive acquired non-public information in connection with Executive’s employment by the Company during the twenty-four (24) months preceding the end, for any reason, of Executive’s employment with the Company; provided, however, that the term “Restricted Customer” shall not include any individual or entity who/which, through no direct or indirect act or omission of Executive, has terminated its business relationship with the Company.

(c)

Restricted Services.  The term “Restricted Services” means services of any kind or character comparable to those Executive provided to the Company during the twelve (12) months preceding the termination of Executive’s employment with the Company relating to pre-kindergarten through 12th grade educational products and services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services within the last twelve (12) month period preceding termination of Executive’s employment.

(d)

Competitor.  The term “Competitor” means any business which is engaged in the sale of pre-kindergarten through 12th grade educational products and services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services within the twelve (12) month period preceding termination of Executive’s employment.

(e)

Company.  For all purposes of this Article V, references to the Company also refer to all Related Companies.

ARTICLE VI

BUSINESS IDEA RIGHTS

6.1

Assignment.  The Company will own, and Executive hereby assigns to the Company and agrees to assign to the Company, all rights in all Business Ideas which Executive originates or develops whether alone or working with others while Executive is employed by the Company.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States Copyright Law.

6.2

Definition of Business Ideas.  The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others while Executive is employed by the Company and which are (i) related to any business known to Executive to be engaged in or contemplated by the Company; (ii) originated or developed during Executive’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

6.3

Disclosure.  While employed by the Company, Executive will promptly disclose all Business Ideas to the Company.

6.4

Execution of Documentation.  Executive, at any time during or after the Employment Term, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

6.5

Definition of Company.  For all purposes of this Article VI, references to the Company also refer to all Related Companies.

ARTICLE VII

NON-SOLICITATION OF EMPLOYEES

During the term of Executive’s employment with the Company and for twelve (12) months thereafter, Executive shall not directly or indirectly encourage any Company employee to terminate employment with the Company or solicit such an individual for employment outside the Company in any manner which would end or diminish that employee’s services to the Company.  For all purposes of this Article VII, references to the Company also refer to all Related Companies.

ARTICLE VIII

EMPLOYEE DISCLOSURES AND ACKNOWLEDGMENTS

8.1

Confidential Information of Others.  Executive warrants and represents to the Company that Executive is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict or prohibit Executive from fully carrying out Executive’s duties as described under the terms of this Agreement. Further, Executive warrants and represents to the Company that Executive has not and will not retain or use, for the benefit of the Company, any confidential information, records, trade secrets, or other property of a former employer.

8.2

Scope of Restrictions.  Executive acknowledges that during the course of Executive’s employment with the Company, Executive will gain knowledge of Confidential Information and Trade Secrets of the Company and Related Companies.  Executive acknowledges that the Confidential Information and Trade Secrets of the Company and Related Companies are necessarily shared with Executive on a routine basis in the course of performing Executive’s job duties and that the Company and Related Companies have a legitimate protectable interest in such Confidential Information and Trade Secrets, and in the goodwill and business prospects associated therewith.  Executive acknowledges that the Company and Related Companies sell pre-kindergarten through 12th grade educational products and services to all states in the United States and in Canada.  Accordingly, Executive acknowledges that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the business, goodwill and property rights of the Company and Related Companies, and that the restrictions imposed will not prevent Executive from earning a living in the event of, and after, the end, for any reason, of Executive’s employment with the Company.

8.3

Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X of this Agreement, to disclose this Agreement to any entity which offers employment or engagement to Executive.  Executive further agrees that, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X, the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any person or entity with which Executive seeks to establish a business relationship, including, without limitation, potential employers, joint-venturers, or persons or entities to whom Executive seeks to provide consulting services as an independent contractor.

8.4

Third Party Beneficiaries. All Related Companies are third party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Company and any
Related Company, enjoying the benefits thereof, may enforce this Agreement directly against Executive.

8.5

Survival. The Covenants set forth in Articles IV, V, VI, VII, VIII, IX and X of this Agreement shall survive the termination of this Agreement.

8.6

Injunctive Relief.  Executive acknowledges that the services to be rendered by Executive hereunder are of a special, unique, and extraordinary character and, in connection with such services, Executive will have access to Confidential Information and Trade Secrets that are vital to the Company’s and the Related Companies’ business.  Executive consents and agrees that, in the event of the breach or a threatened breach by Executive of any of the provisions of this Agreement, the Company and the Related Companies would sustain irreparable harm and that damages at law would not be an adequate remedy for a violation of this Agreement, and, in addition to any other rights or remedies that the Company and the Related Companies may have under this Agreement, common or statutory law or otherwise, the Company and Related Companies shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction enforcing this Agreement and/or restraining Executive from committing, threatening to commit, or continuing any violation of this Agreement (in each case without posting a bond or other security), including, but not limited to, restraining Executive from disclosing, using for any purpose, selling, transferring, or otherwise disposing of, in whole or in part, any Confidential Information and/or Trade Secrets.  Nothing contained herein shall be construed as prohibiting the Company or the Related Companies from pursuing any other remedies available to it for any breach or threatened breach of any provision of this Agreement, including, but not limited to, the recovery of damages, costs, and fees, including the recovery of any prior Severance Payments made to Executive.

ARTICLE IX

RETURN OF RECORDS

Upon the end, for any reason, of Executive’s employment with the Company, or upon request by the Company at any time, Executive, within five (5) days after the termination of his employment or earlier upon the Company’s written request, shall return to the Company all documents, records, equipment (including computers, laptops, tablet computers, cell phones and other such equipment (“Electronic Equipment”)) and materials belonging and/or relating to the Company (except Executive’s own personnel and wage and benefit materials relating solely to Executive and Executive’s personal Electronic Equipment which is not owned by the Company), all passwords and/or access codes related to such equipment and/or materials, and all copies of all such materials. Upon the end, for any reason, of Executive’s employment with the Company, or upon request of the Company at any time, Executive further agrees to destroy such records maintained by Executive on Executive’s personally-owned Electronic Equipment, which destruction Company may reasonably confirm.

ARTICLE X
NONDISPARAGEMENT

Executive agrees that Executive will not, at any time (whether during or after the Employment Term), publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and any Related Company and their respective present and former members, partners, directors, officers, stockholders, employees, agents, attorneys, successors and assigns, except as required by law, rule or regulation.  The Company agrees to instruct its executive officers and directors to refrain from publishing or communicating to any person or entity any Disparaging remarks, comments or statements concerning Executive during or after the Employment Term, except as required by law, rule or regulation.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

ARTICLE XI

MISCELLANEOUS

11.1

Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile, electronic mail or prepaid overnight courier to the parties at the addresses set forth below (or such other address as shall be specified by the parties by like notice pursuant to this Section 11.1):

To the Company:

School Specialty, Inc.

W6316 Design Drive

P.O. Box 1579

Appleton WI 54912-1579

Attention:  Chief Legal Officer

Fax: 1-920-725-0998

Email:  jffiv@franzoi.com

With a copy to:

Godfrey & Kahn, S.C.

780 N. Water St.

Milwaukee, WI  53202

Attention:

Dennis F. Connolly

Margaret R. Kurlinski

Fax:  1-414-273-5198

Email:

dconnoll@gklaw.com

mkurlinski@gklaw.com

And :

Franzoi & Franzoi, S.C.

514 Racine Street

Menasha, WI  54952

Attention:  Joseph F. Franzoi IV

Fax:  1-920-725-0998

Email:  jffiv@franzoi.com

To Executive:

Ryan Bohr

431 Locust Street

Batavia, IL  60510

Email:  rmbohr@yahoo.com

Such notices and communications shall be deemed given upon personal delivery or receipt at the address, facsimile or email account of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

11.2

Entire Agreement; Amendment; Waiver.  This Agreement (including any documents referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter contemplated hereby.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.3

Headings.  The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

11.4

Attorneys’ Fees; Expenses.  Except as provided in Section 2.3(d), above, each party hereto shall bear and pay all of the respective fees, expenses and disbursements of their agents, representatives, accountants and counsel incurred in connection with and relating to this Agreement.

11.5

Waiver of Breach.  The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

11.6

Severability.  If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

11.7

Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Wisconsin, without regard to its conflict of laws principles.

11.8

Future Cooperation.  Executive agrees that, during his employment and following the termination of Executive’s employment for any reason, Executive will cooperate with requests by the Company to assist in the defense or prosecution of any lawsuits or claims in which the Company, any Related Company or its officers, directors or employees may be or become involved and in connection with any internal investigation or administrative, regulatory or judicial proceeding, in each case which relates to matters occurring while Executive was employed by the Company, at such times and at such places as shall be mutually convenient for Executive and the Company, taking into account any employment commitments which Executive then has.  Executive shall be compensated by the Company at a rate comparable to that which he earned while an employee of the Company or that which he is currently earning, whichever is greater; provided, however, that during such time as Executive is receiving Severance Payments pursuant to Section 3.2(c) of this Agreement, such Severance Payments shall be the sole compensation provided to Executive for services reasonably requested under this Section 11.8.

11.9

Compliance with Section 409A of the Code and the 409A Regulations.  This Agreement, and any ambiguity hereunder, shall be interpreted and administered so that any payments or benefits are either exempt from or avoid taxation under Section 409A of the Code, the 409A Regulations and any authority promulgated thereunder.  Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice.  Any term used in this Agreement which is defined in Code Section 409A or the 409A Regulations shall have the meaning set forth therein unless otherwise specifically defined herein.  Any obligations under this Agreement that arise in connection with Executive’s “termination of employment,” “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of Section 1.409A-1(h) of the 409A Regulations.  Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A and the 409A Regulations.

11.1

Successors.

(a)

This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)

This Agreement shall be assignable by the Company without the written consent of Executive and shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.  Upon assignment of this Agreement by the Company, all references herein to “Company” shall be deemed to refer to the party to which this Agreement is assigned.

11.2

Acknowledgement of Representation.  Executive and the Company acknowledge that they have had the opportunity to be represented by counsel of their own choosing, and, therefore, in the event of a dispute over the meaning of this Agreement or any provisions thereof, neither party shall be entitled to any presumption of correctness in favor of the interpretation advanced by such party or against the interpretation advanced by the other party.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE:

/s/ Ryan Bohr

Ryan Bohr

SCHOOL SPECIALTY, INC.:

By:  /s/ Joseph M. Yorio

Title:  President and Chief Executive Officer

EXHIBIT A

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

STOCK OPTION AGREEMENT

School Specialty, Inc. (the “Company”) hereby grants you an option (the “Option”) under the 2014 Incentive Plan of School Specialty, Inc. (the “Plan”).  The Option lets you purchase a specified number of shares of the Common Stock (the “Option Shares”), at price per share specified in Schedule I hereto (the “Exercise Price”).

Schedule I to this Agreement provides the details for your grant, including the number of Option Shares, the Exercise Price, the latest date the Option will expire (the “Term Expiration Date”), and any special rules that apply to your Option.  As specified in Schedule I, the Company intends this Option to be a nonqualified stock option (“NQSO”), not subject to the rules contained in Code Section 422.

The Option is subject in all respects to the applicable provisions of the Plan.  This Agreement does not cover all of the rules that apply to the Option under the Plan, and the Plan defines any terms in this Agreement that this Agreement does not.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to each Option:

Option Exercisability

While your Option remains in effect under the Expiration section below,

you may exercise any exercisable portions of that Option (and buy the Option Shares) under the timing rules Schedule I specified under “Option Exercisability Provisions.”

Method of Exercise and Payment for Shares

Subject to this Agreement and the Plan, you may exercise the Option (and only to the extent such Option is vested and exercisable) by providing a written notice (or notice through another previously approved method, which could include a voice- or e-mail system) to the Secretary of the Company, an Assistant Secretary of the Company designated by the Administrator or to whomever the Administrator designates, on or before the date the Option expires.  Each such notice must satisfy whatever procedures then apply to the Option and must contain such representations (statements from you about your situation) as the Company requires.  You must, at the same time, pay the Exercise Price using one or more of the methods described below.  Please note that until the Company notifies you otherwise, or unless you indicate otherwise on your notice of option exercise, all exercises of the Option will be done on a “Net Exercise” basis, which is the preferred method under the Plan.

Net Exercise

The Company delivers the number of shares to you that equals the number of Option Shares for which the Option was exercised, reduced by the number of whole shares of common stock with a Fair Market Value on the date of exercise equal to the Exercise Price and the minimum tax withholding required by law; to the extent the combined value of the whole shares of common stock, valued at their Fair Market Value on the date of exercise, is not sufficient to equal the Exercise Price and minimum tax withholding obligation, the Company will withhold the additional amount from your next pay check, or if you are not employed by the Company, you must pay the additional amount in cash to the Company before delivery of the shares will be made to you.

Cashless Exercise

an approved cashless exercise method, including directing the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings (at the minimum required level); or

	Cash/Check	cash, a cashier’s or certified check in the amount of the Exercise Price, and any required tax withholdings, payable to the order of the Company.

Expiration

You cannot exercise the Option after it has expired.  The Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The “Option Expiration Rules” in Schedule I provide the circumstances under which the Option will terminate before the Term Expiration Date because of, for example, your termination of employment.  The Administrator can override the expiration provisions of Schedule I.

Compliance with Law

You may not exercise the Option if the Company’s issuing stock upon such exercise would violate any applicable federal or state securities laws or other laws or regulations.  You may not sell or otherwise dispose of the Option Shares in violation of applicable law.  As part of this prohibition, you may not use the Cashless Exercise method if the Company’s insider trading policy then prohibits you from selling to the market.

Additional Conditions to Exercise	The Company may postpone issuing and delivering any Option Shares for so long as the Company determines to be advisable to satisfy the following:

•

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

•

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death or Disability (as defined in Schedule I) is authorized and entitled to do so;

•

your complying with any requests for representations under the Plan; and

•

your complying with any federal or state tax withholding obligations.

Additional Representations from You

If you exercise the Option at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you.  You must —

•

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

•

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

—

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

—

Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship

Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause.  The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Not a Stockholder

You understand and agree that the Company will not consider you a stockholder, and you do not have any rights or privileges of a stockholder for any purpose with respect to any of the Option Shares unless and until you have exercised the Option, paid for the shares, and received evidence of ownership.

Governing Law

The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices

Any notice you give to the Company must follow the procedures then in effect under the Plan and this Agreement.  If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Assistant Secretary designated by this Administrator.  If mailed, you should address it to such Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice.  The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records.  You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Plan Governs

Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control; provided, however, that this Agreement may impose greater restrictions on, or grant lesser rights, than the Plan.

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

STOCK OPTION AGREEMENT

OPTIONEE ACKNOWLEDGMENT

I acknowledge that I have received a copy of the Plan and this Agreement (including Schedule I).  I represent that I have read and am familiar with the terms of the Plan and this Agreement (including Schedule I).  By signing where indicated below, I accept the Option subject to all of the terms and provisions of this Agreement (including Schedule I) and the Plan, as may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan and this Agreement with respect to the Option.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY
BE PURCHASED UPON EXERCISE OF THE OPTION WITHOUT AN EFFECTIVE REGISTRATION
STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO SCHOOL
SPECIALTY, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO
SCHOOL SPECIALTY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Employee By: Ryan Bohr Date: October 27, 2014	SCHOOL SPECIALTY, INC. By: Title: President and Chief Executive Officer Date: October 27, 2014

Grant No. 20

SCHOOL SPECIALTY, INC.
2014 INCENTIVE PLAN
STOCK OPTION AGREEMENT

SCHEDULE I

Optionee Information:

Name:

Ryan Bohr

Option Information:

Option: 11,500 Option Shares	Exercise Price per Share: $130.00

Date of Grant: October 27, 2014	Term Expiration Date: October 27, 2024

Type of Option:  Nonqualified Stock Options

Option Vesting Provisions

Except as otherwise provided in the Plan and this Agreement, the Option will vest as to one-half of the Option Shares on the second anniversary of the Date of Grant and as to one-fourth of the Option Shares on each of the third and fourth anniversaries of the Date of Grant.

Option Exercisability Provisions

No portion of this Option may be exercised until such portion vests, and then only in accordance with the Plan and this Agreement.  Any unvested portions of the Option will vest and become exercisable upon a Change in Control.

Option Expiration Rules

Any unvested portions of the Option will expire immediately after you cease to be employed by the Company, after taking into account any accelerated vesting as provided above. Any vested and exercisable portions of the Option will remain exercisable until the earliest of the following to occur, and then immediately expire:

•

termination of your employment by the Company for Cause or upon your voluntary termination of employment

•

on the 90th day after termination of employment by the Company without Cause or your resignation with Good Reason

•

the earlier of (i) 180 days after your termination of employment due to a Disability and (ii) 30 days after you cease to have a Disability that resulted in the termination of your employment

•

180 days after termination of your employment due to your death

•

the Term Expiration Date

Exhibit 10.2

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

STOCK OPTION AGREEMENT

School Specialty, Inc. (the “Company”) hereby grants you an option (the “Option”) under the 2014 Incentive Plan of School Specialty, Inc. (the “Plan”).  The Option lets you purchase a specified number of shares of the Common Stock (the “Option Shares”), at price per share specified in Schedule I hereto (the “Exercise Price”).

Schedule I to this Agreement provides the details for your grant, including the number of Option Shares, the Exercise Price, the latest date the Option will expire (the “Term Expiration Date”), and any special rules that apply to your Option.  As specified in Schedule I, the Company intends this Option to be a nonqualified stock option (“NQSO”), not subject to the rules contained in Code Section 422.

The Option is subject in all respects to the applicable provisions of the Plan.  This Agreement does not cover all of the rules that apply to the Option under the Plan, and the Plan defines any terms in this Agreement that this Agreement does not.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to each Option:

Option Exercisability

While your Option remains in effect under the Expiration section below,

you may exercise any exercisable portions of that Option (and buy the Option Shares) under the timing rules Schedule I specified under “Option Exercisability Provisions.”

Method of Exercise and Payment for Shares

Subject to this Agreement and the Plan, you may exercise the Option (and only to the extent such Option is vested and exercisable) by providing a written notice (or notice through another previously approved method, which could include a voice- or e-mail system) to the Secretary of the Company, an Assistant Secretary of the Company designated by the Administrator or to whomever the Administrator designates, on or before the date the Option expires.  Each such notice must satisfy whatever procedures then apply to the Option and must contain such representations (statements from you about your situation) as the Company requires.  You must, at the same time, pay the Exercise Price using one or more of the methods described below.  Please note that until the Company notifies you otherwise, or unless you indicate otherwise on your notice of option exercise, all exercises of the Option will be done on a “Net Exercise” basis, which is the preferred method under the Plan.

Net Exercise

The Company delivers the number of shares to you that equals the number of Option Shares for which the Option was exercised, reduced by the number of whole shares of common stock with a Fair Market Value on the date of exercise equal to the Exercise Price and the minimum tax withholding required by law; to the extent the combined value of the whole shares of common stock, valued at their Fair Market Value on the date of exercise, is not sufficient to equal the Exercise Price and minimum tax withholding obligation, the Company will withhold the additional amount from your next pay check, or if you are not employed by the Company, you must pay the additional amount in cash to the Company before delivery of the shares will be made to you.

Cashless Exercise

an approved cashless exercise method, including directing the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings (at the minimum required level); or

	Cash/Check	cash, a cashier’s or certified check in the amount of the Exercise Price, and any required tax withholdings, payable to the order of the Company.

Expiration

You cannot exercise the Option after it has expired.  The Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The “Option Expiration Rules” in Schedule I provide the circumstances under which the Option will terminate before the Term Expiration Date because of, for example, your termination of employment.  The Administrator can override the expiration provisions of Schedule I.

Compliance with Law

You may not exercise the Option if the Company’s issuing stock upon such exercise would violate any applicable federal or state securities laws or other laws or regulations.  You may not sell or otherwise dispose of the Option Shares in violation of applicable law.  As part of this prohibition, you may not use the Cashless Exercise method if the Company’s insider trading policy then prohibits you from selling to the market.

Additional Conditions to Exercise	The Company may postpone issuing and delivering any Option Shares for so long as the Company determines to be advisable to satisfy the following:

•

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

•

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death or Disability (as defined in Schedule I) is authorized and entitled to do so;

•

your complying with any requests for representations under the Plan; and

•

your complying with any federal or state tax withholding obligations.

Additional Representations from You

If you exercise the Option at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you.  You must —

•

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

•

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

—

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

—

Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship

Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause.  The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Not a Stockholder

You understand and agree that the Company will not consider you a stockholder, and you do not have any rights or privileges of a stockholder for any purpose with respect to any of the Option Shares unless and until you have exercised the Option, paid for the shares, and received evidence of ownership.

Governing Law

The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices

Any notice you give to the Company must follow the procedures then in effect under the Plan and this Agreement.  If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Assistant Secretary designated by this Administrator.  If mailed, you should address it to such Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice.  The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records.  You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Plan Governs

Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control; provided, however, that this Agreement may impose greater restrictions on, or grant lesser rights, than the Plan.

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

STOCK OPTION AGREEMENT

OPTIONEE ACKNOWLEDGMENT

I acknowledge that I have received a copy of the Plan and this Agreement (including Schedule I).  I represent that I have read and am familiar with the terms of the Plan and this Agreement (including Schedule I).  By signing where indicated below, I accept the Option subject to all of the terms and provisions of this Agreement (including Schedule I) and the Plan, as may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan and this Agreement with respect to the Option.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY
BE PURCHASED UPON EXERCISE OF THE OPTION WITHOUT AN EFFECTIVE REGISTRATION
STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO SCHOOL
SPECIALTY, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO
SCHOOL SPECIALTY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Employee By: /s/ Ryan Bohr Ryan Bohr Date: October 27, 2014	SCHOOL SPECIALTY, INC. By: /s/ Joseph M. Yorio Title: President and Chief Executive Officer Date: October 27, 2014

Grant No. 20

SCHOOL SPECIALTY, INC.
2014 INCENTIVE PLAN
STOCK OPTION AGREEMENT

SCHEDULE I

Optionee Information:

Name:

Ryan Bohr

Option Information:

Option: 11,500 Option Shares	Exercise Price per Share: $130.00

Date of Grant: October 27, 2014	Term Expiration Date: October 27, 2024

Type of Option:  Nonqualified Stock Options

Option Vesting Provisions

Except as otherwise provided in the Plan and this Agreement, the Option will vest as to one-half of the Option Shares on the second anniversary of the Date of Grant and as to one-fourth of the Option Shares on each of the third and fourth anniversaries of the Date of Grant.

Option Exercisability Provisions

No portion of this Option may be exercised until such portion vests, and then only in accordance with the Plan and this Agreement.  Any unvested portions of the Option will vest and become exercisable upon a Change in Control.

Option Expiration Rules

Any unvested portions of the Option will expire immediately after you cease to be employed by the Company, after taking into account any accelerated vesting as provided above. Any vested and exercisable portions of the Option will remain exercisable until the earliest of the following to occur, and then immediately expire:

•

termination of your employment by the Company for Cause or upon your voluntary termination of employment

•

on the 90th day after termination of employment by the Company without Cause or your resignation with Good Reason

•

the earlier of (i) 180 days after your termination of employment due to a Disability and (ii) 30 days after you cease to have a Disability that resulted in the termination of your employment

•

180 days after termination of your employment due to your death

•

the Term Expiration Date

Exhibit 10.3

Management Incentive Plan (MIP) Recommendation to Board of Directors

Purpose:	Provide a cash incentive program for the leadership of School Specialty

Goal:

Gain 100% alignment and engagement from senior leaders around the CEO priorities:  1) stabilize our business; 2) align our infrastructure better and lower our costs; 3) improve our bottom line performance.

Structure:	Essentially, this is the Incentive Bonus Plan structure (as of June 1, 2007) that has been in place previously

Cost:	At current staffing levels of eligible participants (73 total), annual cost at Target = $3,300,000

Payout:	Payout Percentage will be determined by the FY2015 final results with payout occurring within 90 days from the close of the fiscal year

Target/Metric:	The MIP for F2015 will be based on a single metric of Operating EBITDA with the following thresholds and Scale:

	Threshold	Target	Maximum
% achievement	96.2%	100%	119.2%
EBITDA	$50.0M	$52.0M	$62.0M
% Payout(1)	50%	100%	200%

(1) This represents the percentage of an individual target based on the salary grade level of the participant

Other Specifics:

Additional Comments on the plan include:

√	Participant must be employed with company on date of payment.
√	Board of Directors will approve final payout percentage
√	Target represents Budget
√	Participants are director level and up (range on target as % of base =- 15% to 100%)
√	No payout for EBITDA achievement below $50M; program capped at 200% achievement